Exhibit 10.27

CERTAIN IDENTIFIED INFORMATION MARKED WITH “[***]” HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BETWEEN MIAMI INTERNATIONAL HOLDINGS, INC.
AND LANCE EMMONS

THIS AMENDED AND RESTATED AGREEMENT is entered into effective as of the 1st day of January, 2022, by and between MIAMI INTERNATIONAL HOLDINGS, INC., a Delaware corporation with a principal place of business at 7 Roszel Road, Princeton, Suite 1A, NJ 08540 (“MIH” or the “Company”), and LANCE EMMONS (“Executive”).

RECITALS:

WHEREAS, the Company and Executive originally entered into an Employment Agreement effective as of March 1, 2020 (the “2020 Agreement”);

WHEREAS, the Company and Executive previously amended the 2020 Agreement (as so amended to date, the “Amended 2020 Agreement”);

WHEREAS, the Company and Executive would like to consolidate the Amended 2020 Agreement into one consolidated, restated agreement which shall amend, restate and replace the Amended 2020 Employment Agreement in its entirety (as so amended and restated, the “2022 Agreement” or “Agreement”);

WHEREAS, the Company is engaged in the business of (i) developing, implementing, operating and/or owning exchanges for the trading of equity options, index options, currency options, cash equities, futures, digital assets and/or cryptocurrency, (ii) developing technology for exchanges and financial institutions (including but not limited to banks, private equity firms and hedge funds), including technology platform kits for market, sale and/or license, (iii) providing consulting services with respect to any of the foregoing, and (iv) pursuing strategic and technology ventures within the exchange and financial services spaces (the “Business”);

WHEREAS, the Company has engaged and desires to continue to engage Executive to provide certain services related to the finance operations of the Business pursuant to the terms and conditions of this 2022 Agreement; and

WHEREAS, Executive has rendered and desires to continue to render such services pursuant to the terms and conditions of this 2022 Agreement.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby continue to agree as follows:

1.	Employment.

(a)            Effective as of March 1, 2020 (the “Effective Date”), the Company hereby engages Executive as Executive Vice President, Chief Financial Officer of MIH. In such capacity, Executive shall be responsible to report to the Chairman and Chief Executive Officer of the Company (the “Chief Executive Officer”). Executive shall also serve as Executive Vice President, Chief Financial Officer (“CFO”) of the Company’s wholly-owned subsidiaries, including Miami International Securities Exchange, LLC (“MIAX”), MIAX PEARL, LLC (“MIAX Pearl”), MIAX Emerald, LLC (“MIAX Emerald”), MIAX Global, LLC (“MIAX Global”), Miami International Futures, LLC (“MIAX Futures”), and Miami International Technologies, LLC (“MIAX Technologies”). In such capacities, Executive shall be responsible to report to the Chairman of each such subsidiary.

(b)            Executive hereby accepts such appointments subject to the terms and conditions of this Agreement.

2.              Term of Agreement. This Agreement shall commence as of the Effective Date and shall continue in effect for 46 month period expiring on December 31, 2023, if not sooner terminated pursuant to Section 6 below (the “Initial Period”). This Agreement shall thereafter automatically renew for one (1) additional one (1) year period (the “Renewal Period”), if not sooner terminated pursuant to Section 6 below, unless at least ninety (90) days prior to the expiration of the Initial Period, either party gives notice to the other in accordance with this Agreement that such party does not wish to so extend the term. The parties may agree to continue this Agreement after the expiration of the Renewal Period only by a written amendment signed by the parties. During the Renewal Period, the terms and conditions of this Agreement shall continue to apply. For avoidance of doubt, references in this Agreement to the “Term” shall mean only the Initial Period or the Renewal Period, in each case as is then in effect.

3.	Executive's Duties.

(a)            Executive agrees to devote his full business-time and attention to the affairs of the Company. In the positions described in Section 1(a), Executive shall perform such duties as are assigned by the applicable Chief Executive Officer from time to time, which duties shall be appropriate and consistent with such positions, including but not limited to those roles and responsibilities of Executive described in Exhibit A attached hereto (the “Duties”). Executive’s principal work location will be in the Company’s Princeton, New Jersey office unless otherwise agreed by Executive and the Company. Executive may be required to travel within New Jersey, and/or to New York, Miami, Minneapolis, Philadelphia, Chicago, Bermuda, Europe, South America and the Middle East in addition to other locations as may be specified from time to time by the Chief Executive Officer.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

(b)            If requested by the Company, Executive will cooperate with the Company in efforts by the Company to obtain key man life insurance with respect to Executive for the Company’s benefit and will submit to all reasonable and customary examinations by the provider of such life insurance.

4.	Company's Duties.

(a)            The Company shall:

(i)	Compensate Executive as set forth in Section 5 below.

(ii)            Furnish Executive with a suitable office, and such equipment, supplies, instruments, and clerical and staff support as are reasonable and necessary to fulfill his Duties as set forth in this Agreement.

(iii)           Furnish Executive with such data, materials, documents and other information as are reasonable and necessary to fulfill his Duties as set forth in this Agreement.

(iv)           Reimburse Executive for all reasonable out of pocket business expenses he incurs to fulfill the terms of this Agreement, approved by the Company in accordance with its policies and procedures governing such expenses, including without limitation, those for business travel, lodging, food, telephone, facsimile and other electronic voice or data transmissions. The Company shall furnish Executive with a credit card for use in connection with Company related travel, entertainment and other Company business expenses. Executive shall submit periodic reports of such expenses on forms with supporting documentation as the Company shall prescribe for its executives and the Company shall reimburse such expenses in accordance with its policies and procedures in effect from time to time.

(c)            During the Term of this Agreement, the Company shall provide, at its expense, Directors and Officers liability insurance coverage relating to Executive’s acts and/or omissions as an officer and an employee of the Company and any of its affiliates including, but not limited to, the affiliate(s) noted in Section 1(a) above. The limits of coverage and terms of the Directors and Officers liability insurance shall be reasonably determined by the Company.

(d)            The Company shall indemnify and hold harmless Executive from any and all claims related to Executive’s acts and/or omissions in his capacity as an officer and an employee of the Company and its affiliate(s) including, but not limited to, the affiliate(s) noted in Section 1(a) above during the Term of this Agreement (subject to limitations under applicable laws) including, but not limited to, tort, contract or any other type of claim whether seeking legal or equitable remedies. The foregoing indemnification obligation includes, but is not limited to, (i)  the advancement and payment of Executive’s reasonable attorneys’ fees and expenses of counsel (counsel to be selected by Executive and reasonably agreeable to the Company), (ii)  the payment of litigation costs, expert witness fees and all other reasonable fees and expenses associated with any and all claims described herein, (iii) the payment of any and all settlements, judgments, penalties, costs, fees and/or expenses resulting from any and all claims described herein. Executive agrees to provide prompt notice to the Company of any claims subject to this indemnification obligation, to regularly consult with the Company regarding all material aspects of the prosecution or defense of such claims and not to compromise or settle any such claims without the Company’s prior consent, such consent not to be unreasonably withheld, delayed or conditioned.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

(e)            The Company covenants and agrees to maintain during the Term of the Agreement, a $1.0 Million Life Insurance Policy on behalf of Executive with the proceeds payable to those beneficiaries designated by Executive, provided that Executive is insurable at regular/standard rates.

5.	Compensation.

(a)            The Company shall pay Executive a base annual salary (“Base Salary”) during the Term of this Agreement in installments in accordance with the Company’s standard payroll practices for salaried employees (but no less frequently than twice a month) in the amount of $550,000.

(b)            Executive shall be eligible to receive for each year of the Term, an Annual Bonus in an amount of not less than $200,000, commencing with respect to calendar year 2021. The amount of the Annual Bonus shall be determined in the sole discretion of, and by, the Company subject to the achievement by the Company and/or Executive of certain performance criteria as shall be determined by the Chief Executive Officer following consultation with the Compensation Committee of the Company (the “Compensation Committee”) and communicated to Executive in the first quarter of each applicable year of the Term. For any year during the Term that is not a full year and with respect to which the Executive has been granted and earned an Annual Bonus, Executive shall receive a pro-rated bonus, based upon length of service in such year and/or satisfaction of performance criteria to date, as applicable.

(c)            [Reserved]

(d)            During the Term, Executive shall be eligible to participate in coverage under the Company's health insurance and long and short-term disability plans or programs, pension plans and other executive benefit plans or programs, if any, at least equal to the coverage generally provided to other full-time executives of the Company at the same level as Executive.

(e)            Executive shall be entitled to up to twenty (20) days of vacation per year in addition to personal days and sick leave in accordance with the policies of the Company from time to time in effect for executives of the Company at the same level as Executive.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

(f)             [Reserved]

(g)            Executive shall receive a special bonus in the amount of $250,000 upon the acquisition or launch by the Company of a new securities exchange, whether through organic growth (including by rule filing under an existing SRO) or purchase. Such bonus shall be payable within 45 (forty-five) days following the later of (i) the Company’s receipt of all necessary regulatory licenses or approvals required to own and/or operate and (ii) the launch of operations of the new exchange.

(h)            Executive shall be entitled to participate in any Company transaction bonus plan (“Transaction Bonus Plan”) established by the Compensation Committee during the Term, which Transaction Bonus Plan shall be designed to retain and reward senior executives of the Company in connection with certain Change-In-Control (“CIC”) Transactions (other than an initial public offering) at a rate to be determined in the discretion of the Chief Executive Officer after consultation with the Compensation Committee.

6.              Termination.

(a)            For Cause. The Company shall have the right, at any time effective upon notice to Executive, to terminate this Agreement and Executive’s employment hereunder for “Cause” (as hereinafter defined). For purposes of this Agreement, “Cause” shall mean (i) repeated or continuing failure by Executive to follow any reasonable directive, policy or instruction of the Chief Executive Officer or the Board of Directors of the Company or subsidiary, as applicable; (ii) a material breach by Executive of the terms of this Agreement; (iii) malfeasance or gross negligence in the performance by Executive of his Duties; (iv) dishonesty by Executive with respect to the Company that has a material injurious effect on the Company, or (v) Executive's conviction, or plea of guilty or no contest to, any violation of the federal securities laws, or any crime involving deception, fraud or moral turpitude that has a material injurious effect on the Company. In any circumstances involving Sections 6(a)(i), 6(a)(ii), 6(a)(iii) or 6(a)(iv) of this Agreement, the Company shall provide Executive with thirty (30) calendar days advance written notice of his conduct which the Company contends constitutes Cause and if capable of cure, allow Executive a reasonable opportunity to cure such conduct before the Company may terminate Executive for Cause. Furthermore, the Company may treat a termination of Executive's employment as termination for Cause only after giving Executive the notice and opportunity to cure noted above and after providing Executive and his counsel an opportunity to be heard at a meeting of any committee designated by the Company’s Board of Directors for such purpose.

(b)            Good Reason. Executive shall have the right, at any time upon notice to the Company, to terminate this Agreement and Executive’s employment hereunder for “Good Reason” (as hereinafter defined) in the event Executive provides notice to the Company of the Good Reason condition within ninety (90) calendar days after the condition arises and the Company fails to cure (or if a longer cure period is required, to diligently pursue the cure of) such condition within thirty (30) calendar days of the receipt of notice. For purposes of this Agreement, “Good Reason” means (in the absence of written consent by Executive) (i) material diminution by the Company of Executive’s authority, duties and responsibilities, which would cause Executive’s position to become one of less responsibility, importance and scope, (ii) material reduction by the Company of the Base Salary, as it may be increased from time to time, (iii) a materially adverse change in the geographic location at which Executive must perform services as described in Section 3(a) above; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

(c)            Death and Disability. This Agreement and Executive’s employment will terminate upon his death. This Agreement and Executive’s employment may be terminated by the Company upon forty-five (45) calendar days’ written notice from the Company following the determination, as set forth immediately below, that Executive suffers from a Permanent Disability. For purposes of this Agreement, “Permanent Disability” means either (i) the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii)  Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and/or health plan covering employees of the Company. Executive shall be deemed to have a Permanent Disability if he is determined to be (i) totally disabled by the Social Security Administration or (ii) disabled in accordance with a disability insurance program, provided such definition of disabled under the program complies with the definition of Permanent Disability hereunder. Such Permanent Disability shall be certified by a physician chosen by the Company and reasonably acceptable to Executive (if he is then able to exercise sound judgment) or Executive's designee. During any period that Executive fails to perform his duties hereunder as a result of a Permanent Disability (“Disability Period”), Executive will continue to receive his Base Salary and Annual Bonus at the rate then in effect for such period until his employment is terminated pursuant to this Section 6(c); provided, however, that payments of Base Salary so made to Executive will be reduced by the sum of the amounts, if any, that are or were payable to Executive with respect to any such salary payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of Base Salary. Any payments of Base Salary during the Disability Period shall be made in accordance with the Company’s standard payroll practices for salaried employees.

7.              Effects of Termination.

(a)            In the event that Executive’s employment is terminated by the Company for Cause pursuant to Section 6(a) hereof or by the Executive without Good Reason as provided for in Section 6(b), (i) Executive’s employment hereunder shall immediately cease, (ii) the Company shall pay to Executive within thirty (30) calendar days after the date of termination, his accrued and unpaid Base Salary, accrued and unpaid Annual Bonus, accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures, (iii) Executive shall receive any rights and benefits to which he may be entitled through the date of termination provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs. Once the amounts referred to in clauses (ii) and (iii) are paid, however, the Company shall have no further obligation to Executive.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

(b)            If Executive shall die during the Term, Executive’s employment hereunder shall immediately cease, and the Company shall pay to Executive’s estate or designated beneficiary within thirty (30) calendar days after the date of termination, his accrued and unpaid Base Salary, accrued and unpaid Annual Bonus, accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. In addition, Executive’s estate or designated beneficiary shall be entitled to any rights and benefits to which he may be entitled through the date of termination provided under any plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs. In the absence of a beneficiary designation by Executive, or, if Executive’s designated beneficiary does not survive him, payments and benefits described above will be paid to Executive’s estate. In the event that the Company elects to terminate Executive’s employment pursuant to Section 6(c) as a result of a Permanent Disability, the Company shall pay to Executive within thirty (30) calendar days after the date of termination, his accrued and unpaid Base Salary, accrued and unpaid Annual Bonus, accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. In addition, Executive will be entitled to any rights and benefits to which he may be entitled through the date of termination provided under any plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs.

(c)            In the event that Executive’s employment hereunder is terminated by the Executive for Good Reason pursuant to Section 6(b), or by the Company without Cause other than pursuant to Section 6(a) or 6(c), then: (i) the Company shall continue to pay to Executive, the Base Salary specified in Section 5(a) in separate, substantially equal monthly installments until the earlier to occur of (A) the date on which the Term would have expired had the termination of Executive’s employment hereunder not occurred, or (B) the date upon which the monthly installment is payable to Executive in February of the year immediately following the calendar year during which Executive’s employment terminated, (ii) Executive shall be paid on March 1 of the year following the calendar year during which Executive’s employment was terminated, an amount equal to the Base Salary that would have been payable to Executive during the remaining balance of the Term had a termination of Executive’s employment hereunder not occurred, less the total payments to Executive pursuant to Section 7(c)(i) above, (iii) Executive shall be paid within thirty (30) calendar days after the date of termination, an amount equal to the minimum Annual Bonus that would have been payable to Executive during the remaining balance of the Term had a termination of Executive’s employment hereunder not occurred, (iv) the Company shall continue to provide Executive with health care coverage on its current terms, with the Company paid portion of such cost of coverage to be provided, directly or indirectly, by the Company for the lesser of (A) twelve (12) months beginning with the termination date or (B) the balance of the Term, (v) Executive shall receive any rights and benefits to which he may be entitled through the date of termination (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs, and (vi) Executive shall be paid within thirty (30) calendar days after the date of termination, his accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. Anything herein to the contrary notwithstanding, the payments to Executive set forth in Sections 7(c)(i) and 7(c)(ii) shall be made in accordance with the short-term deferral exception under Treasury Regulations section 1.409A-1(b)(4). Anything herein to the contrary notwithstanding, neither the election by either party pursuant to Section 2 to terminate the Agreement at the expiration of the Initial Period nor the non-renewal of this Agreement following any Renewal Period, shall be considered a termination of this Agreement by Company without Cause or by Executive for Good Reason.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

(d)            In the event that Executive’s employment hereunder is terminated by Executive for Good Reason pursuant to Section 6(b) hereof, or by the Company without Cause other than pursuant to Section 6(a) or 6(c) hereof, within the six (6) months preceding or 24 months following a Corporate Transaction (as defined in the 2021 Plan) of the Company, then all of the terms and conditions of Section 7(c) above shall apply, provided, however, for implementing such terms and conditions of Section 7(c) the date on which the Term would have expired had the termination of Executive’s employment hereunder not occurred shall be deemed to be the longer of the remaining Term and the second anniversary of the date of Executive’s employment termination hereunder.

(e)            In the event that any payments to which Executive becomes entitled in accordance with the provisions of Section 7(d) above or otherwise in connection with a Corporate Transaction of the Company pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) subject to the excise tax imposed under Section 4999 of the Code, then such payments shall be subject to reduction to the extent necessary or appropriate such that Executive shall receive the greater of (i) the amount of those payments which would not constitute such a parachute payment, or (ii) the amount which yields to Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the foregoing benefits under Section 4999 of the Code.

(f)             Executive’s obligations pursuant to the Confidentiality Agreement provided for in Section 8 below shall survive any termination of this Agreement for any reason whatsoever.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

8.              Confidentiality, Intellectual Property Rights Assignment and Non-Competition.

(a)            As a condition to Executive’s continued employment hereunder Executive shall execute and deliver to the Company, the Company’s Confidentiality, Intellectual Property Rights Assignment and Non-Competition Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit B. The parties acknowledge and agree that such Confidentiality Agreement constitutes an integral part of this Agreement and is incorporated herein in its entirety by reference. Executive’s obligations pursuant to the Confidentiality Agreement shall survive any termination of this Agreement for any reason whatsoever.

(b)            Notwithstanding anything set forth in this Agreement, the Confidentiality Agreement or other agreement between the Company and Executive, Executive understands that pursuant to the Defend Trade Secrets Act of 2016:

(x)            an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a)(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(y)            an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (a) files any document containing the trade secret under seal, and (b) does not disclose the trade secret, except pursuant to the court order.

9.              Warranty Against Prior Existing Restriction. Executive represents and warrants that Executive is not a party to any non-competition agreement or other agreement containing a non-competition clause or other restriction which could prohibit, limit or restrict his performance of any services for which he is engaged hereunder.

10.           Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policy of each jurisdiction in which enforcement is sought. Accordingly, if any particular provision, section, or subsection of this Agreement is adjudged by any court of law to be void or unenforceable, in whole or in part, such adjudication shall not be deemed to affect the validity of the remainder of the Agreement, including any other provision, section, or subsection. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Each provision, section, and subsection of this Agreement is declared to be severable from every other provision, section, and subsection and constitutes a separate and distinct covenant.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

11.           Entire Agreement. This Agreement contains the entire understanding of the parties as to the subject matter hereof and supersedes all previous verbal and written agreements. There are no other agreements, representations, or warranties as to the subject matter hereof not set forth herein. This Agreement supersedes and replaces the Amended 2020 Agreement for all periods commencing January 1, 2022. It is acknowledged and agreed by the parties that except as otherwise provided herein all obligations under the Amended 2020 Agreement have been satisfied or waived.

12.           Notices. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested and postage prepaid, addressed to the Company or Executive at their last known addresses. Addresses are as follows:

If to the Company:	Miami International Holdings, Inc.

7 Roszel Road, Suite 1A

Princeton, NJ 08540

Attention: Chief Executive Officer

With Copy to:	Miami International Holdings, Inc.

7 Roszel Road, Suite 1A

Princeton, NJ 08540

Attention: General Counsel

If to Executive:	to latest mailing address for Lance Emmons on record with Company

13.           Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of any right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

14.           Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

15.           Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

16.           Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

17.           Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

18.           Remedies. The parties agree that in addition to any other rights and remedies available to the Company for any breach by Executive of his obligations hereunder, the Company shall be entitled to enforce Executive's obligations hereunder by court injunction, or court ordered affirmative action, which injunction or ordered action may restrain a future breach of this Agreement if there is reasonable ground to believe that such a breach is threatened.

19.           Attorney's Fees. In the event of any alleged dispute, breach or default under the terms of this Agreement by either party, the prevailing party shall be entitled to recover all reasonable costs and expenses, including reasonable attorneys’ fees, incurred to enforce the Agreement, and such right shall be in addition to any and all other remedies or damages to which the prevailing party may be entitled.

20.           Prohibition Against Assignment. Executive agrees, for himself and on behalf of his successors, heirs, executors, administrators, and any person or persons claiming under him by virtue hereof, that this Agreement and the rights, interests, and benefits hereunder cannot be assigned, transferred, pledged, or hypothecated in any way and shall not be subject to execution, attachment, or similar process. Any such attempt to do so, contrary to the terms hereof, shall be null and void and shall relieve the Company of any and all obligations or liability hereunder.

21.           Taxes. Any payments made pursuant to this Agreement shall be subject to any tax or similar withholding requirements under applicable federal, state or local employment or income tax laws or similar statutes or other provisions of law then in effect. This Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no payment due to Executive hereunder shall be deemed subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In addition, the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless Executive has incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii) promulgated under Section 409A. Notwithstanding the foregoing, if applicable and necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment made to Executive pursuant to this Agreement on account of Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation from service shall nonetheless be delayed until the first business day of the seventh (7th) month following Executive’s separation from service (or, if earlier, the date of his death). The first payment that can be made to Executive following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Code Section 409A(a)(2)(B)(i). In no event may Executive, directly or indirectly, designate the calendar year of any payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Executive further acknowledges that, while this Agreement is intended to comply with Section 409A, any tax liability incurred by Executive under Section 409A is solely the responsibility of Executive; provided, however, that in the event Executive is assessed any interest, penalty and/or additional tax under Section 409A(a)(1)(B) as a result of a failure of the shares underlying any options granted to Executive to qualify as service recipient stock under Section 409A, then the Company shall indemnify Executive for all such penalties, additional taxes and interest, and federal, state and local income taxes incurred by Executive as a result of such indemnification.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

22.           Mediation; Arbitration; Waiver of Jury Trial and Jurisdiction.

(a)            Except as otherwise provided herein to the contrary, the parties agree that the Company may, at its sole and exclusive discretion, require that any dispute, controversy or claim arising under, out of or relating to this Agreement or the employment relationship between the Company and Executive (a “Dispute”), shall be exclusively referred and subject to mediation lasting for at least a one day session administered by a single mediator, to be selected by the Company. The parties agree that any mediation shall take place in Mercer County, New Jersey. The parties further agree that any agreement reached in mediation shall be binding and enforceable as a settlement agreement in a court having jurisdiction. The mediation and all communications during the mediation process (other than documents generated in the ordinary course not in connection with the mediation) shall be confidential and treated as settlement negotiations for purposes of applicable rules of evidence. Each party shall bear an equal share of the mediation costs unless the parties agree otherwise.

(b)            Except as otherwise provided herein to the contrary, the parties agree that the Company may, at its sole and exclusive discretion, require that any Dispute shall be exclusively referred to and resolved by a single arbitrator in a confidential, binding arbitration conducted by the American Arbitration Association in accordance with the Employment Arbitration Rules of that body, either initially or following unsuccessful mediation efforts. The parties agree that any arbitration shall take place in Mercer County, New Jersey. The parties further agree that any arbitration award shall be final and binding on the parties and the non-prevailing party shall, to the extent permitted by applicable law, pay all costs and expenses incurred by both of the parties in connection with such proceedings.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

(c)            Executive fully understands that a Dispute subject to mandatory mediation and/or arbitration shall include any and all state or federal statutory or tort employment and labor claims or any other dispute, controversy or claim whatsoever, whether regarding the binding effect, interpretation, compensation, performance, breach and/or termination of the Agreement and/or employment relationship.

(d)            The Company and Executive expressly waive, to the fullest extent permitted by law, any right or expectation that any party may have to a jury trial of any Dispute, including any Dispute referred to mandatory mediation and/or arbitration as provided for above in this Section 22.

(e)            If the Company or Executive files an action to enforce any rights or to resolve any matter arising under this Agreement or relating to any Dispute, and the same is not required by the Company to be referred to mediation and/or binding arbitration as provided for in this Section 22, then any such action, suit, or other legal proceeding shall be commenced only in a court of the State of New Jersey (or, if appropriate, a federal court located in New Jersey), and Executive hereby consents to the jurisdiction of such court with respect to any such action, suit or proceeding. The prevailing party in any such action, suit or proceeding shall be entitled to recover reasonable attorneys’ fees to the extent permitted by law.

23.           Representation. Executive represents, acknowledges and agrees that Executive has had an opportunity to review this Agreement with independent counsel of his choice.

[Signature Page Follows]

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

24.           Construction. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other authority by reason of such party having or being deemed to have structured or drafted such provision.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

MIAMI INTERNATIONAL HOLDINGS, INC.

By:	/s/ Thomas P. Gallagher
Thomas P. Gallagher
Chief Executive Officer

EXECUTIVE

/s/ Lance Emmons
LANCE EMMONS

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

EXHIBIT A

[***]

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

EXHIBIT B

[***]

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

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